Exhibit 99.1

International Rectifier Announces Results of 2013 Annual Meeting

EL SEGUNDO, CA — November 4, 2013 — International Rectifier Corporation (NYSE:IRF) today announced that, based on the results for its 2013 annual meeting of stockholders of the Company, stockholders have re-elected all ten of the Company’s nominees to the Board of Directors.  Each of the Companies nominees, Robert S. Attiyeh, Mary B. Cranston, Richard J. Dahl, Dwight W. Decker, Didier Hirsch, Oleg Khaykin, Thomas A. Lacey, James D. Plummer, Barbara L. Rambo and Rochus E. Vogt, have been re-elected to hold office for a term ending at the Company’s 2014 annual meeting of stockholders.

In addition, stockholders approved, in an advisory vote, the compensation of the Company’s named executive officers, and ratified the Company’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for fiscal year 2014.

About International Rectifier

International Rectifier Corporation (NYSE:IRF) is a world leader in power management technology. IR’s analog, digital, and mixed signal ICs, and other advanced power management products, enable high performance computing and save energy in a wide variety of business and consumer applications.  Leading manufacturers of computers, energy efficient appliances, lighting, automobiles, satellites, aircraft, and defense systems rely on IR’s power management solutions to power their next generation products. For more information, go to www.irf.com.

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Investors:

Chris Toth

310.252.7731